Proxy Voting Policy and Procedure


                        Marco Investment Management, LLC

                               Adopted August 2003


In order to comply with Rule 206(4)-6, as well as revision to Rule 204-2, Marco Investment Management, LLC (hereinafter "MIM") hereby adopts the following policy and procedures ("policy") relating to the handling of proxy voting on behalf of client accounts.

This policy is designed to ensure that MIM, when requested by its clients, votes all proxies in the best interests of our clients. Though our client agreement states that we normally vote proxies on behalf of our clients as a matter of course, if a client chooses to retain the right and power to vote his or her own proxies, of course MIM respects that decision.

In voting proxy proposals, we seek to avoid all material conflicts of interest that may arise from time to time. In the event there is a conflict of interest, MIM will normally advise the affected client(s) in writing, describing the conflict and the choices of action available to the client with respect to voting the proxy in question. Material conflicts most often arise when a client or employee of MIM is materially related to a firm, the securities of which may be held in client accounts from time to time.

MIM has appointed Nicole Gillins, to oversee the proxy-voting program. He may delegate certain administrative functions of the program to another member of the staff, but retains overall responsibility for its undertaking.

I.   SPECIFIC PROCEDURES

1.   A record of each proxy received shall be maintained.
2. When a proxy notice is received, the first step is to determine which accounts hold the security to which the proxy relates, as well as the number of votes controlled by each account. This information is listed on an Excel spreadsheet (the "Data Sheet"), along with any other relevant information, such as the date by which votes must be cast.
3. Each proxy received will be carefully considered in order to attempt to determine the choice that will result in the most advantageous position for each client affected. Any research material necessary to make the best possible decision will be gathered and maintained, as appropriate.
4. The first consideration is whether the proxy is a routine item, a non-routine item or a conflict of interest item. Nicole Gillins is responsible for making this determination.


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         Routine items may include:
         -------------

         ~    Director elections
         ~    Selection of independent auditors
         ~    Increases in or reclassification of common stock
         ~    Changes to the board of directors

         Non-routine items may include:
         -----------------

         ~    Mergers/reorganizations
         ~    Amendments to corporate charter or by-laws that might materially affect shareholder rights
         ~    Shareholder proposals opposed by management

         Conflict of Interest items may include:
         --------------------------

         ~ Instances where MIM manages a pension or employee benefit plan for a company soliciting proxies
         ~ Instances where a client or an affiliated person of MIM may serve on the Board of Directors for a company soliciting proxies

5.   Each proxy is voted according to the decisions made.

6.   The decision made with respect to each proxy is recorded on the Data sheet.

II.  VOTING POLICIES

Given that the goal of this policy is to vote each proxy in the best interest of each individual shareholder, it is possible that some proxies could be voted differently for different clients. In general, MIM believes that voting proxies in accordance with the following policies, with respect to such routine items, is in the best interests of our clients:

     o We will generally vote FOR the election of directors (where no corporate governance issues are implicated)
     o We will generally vote FOR proposals that strengthen the shared interests of shareholders and management;
     o We will generally vote FOR the selection of independent auditors based on management or director recommendation, unless a conflict of interest is perceived;
     o We will generally vote FOR proposals that we believe may lead to an increase in shareholder value;
     o We will generally vote FOR management recommendations adding or amending indemnification provisions in charter or by-laws;
     o We will generally vote FOR proposals that maintain or increase the rights of shareholders.


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We will  generally vote AGAINST any proposals that we believe will have negative impact on shareholder value or rights.

While all proxies will receive attention and consideration, more detailed research will be conducted for non-routine items and conflict of interest items.

III.  DISCLOSURE AND RECORDKEEPING

Our Form ADV has been updated to include a brief summary of our proxy voting policy, and to offer a copy of the complete policy to any client upon request. Clients also have the right to request and receive information as to how we have voted proxies in the past. This information will not include any client information.

The records relating to proxy voting activities must be maintained for a total of five years. We also keep a record of any requests for proxy voting history, together with a copy of our response to each.



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